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                                                                      EXHIBIT 11

Exhibit (11)-Statement Re: Computation of Earnings Per Share


               MATTHEWS STUDIO EQUIPMENT GROUP AND SUBSIDIARIES
          Computation of Primary and Fully Diluted Per Share Earnings
                    ($ in thousands, except per share data)


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                                                                                                               Year Ended
                                                                                                              September 30,
                                                                                                                  1997
                                                                                                              ---------------
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PRIMARY PER SHARE EARNINGS:
Weighted average shares outstanding                                                                                    10,456
Net effect of dilutive stock options and warrants                                                                       2,070
                                                                                                                     --------
Total                                                                                                                  12,526

Net income                                                                                                           $  1,512
Reduction in interest expense resulting from the assumed
  exercise of stock options and warrants to purchase
  common stock and the assumed reduction of outstanding
  notes payable, net of income taxes                                                                                      236
                                                                                                                     --------
Net income, as adjusted                                                                                              $  1,748


Per share amount                                                                                                     $   0.14
                                                                                                                      =======

FULLY DILUTED PER SHARE EARNINGS:
Weighted average shares outstanding                                                                                    10,456
Net effect of dilutive stock options and warrants                                                                       2,070
                                                                                                                     --------
Total                                                                                                                  12,526

Net income                                                                                                           $  1,512
Reduction in interest expense resulting from the assumed
  exercise of stock options and warrants to purchase
  common stock and the assumed reduction of outstanding
  notes payable, net of income taxes                                                                                       79
                                                                                                                     --------
Net income, as adjusted                                                                                              $  1,591
                                                                                                                     ========

Per share amount                                                                                                     $  $0.13
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Note: the above computation is after the extraordinary loss on early extinguishment of debt, which amounted to $0.02 per share.